Exhibit 10.2

Executive Consulting Agreement

EXECUTIVE CONSULTING AGREEMENT, dated as of March 12, 2026 (this “Agreement”), between BlockchAIn Digital Infrastructure, Inc., a Delaware corporation (the “Company”), and Daniel Nelson, an individual (“Consultant”). Each of the Company and Executive are sometimes referred to in this individually as a “Party” and, collectively, as the “Parties.”

1. Services.

1.1 The Company hereby engages Consultant, and Consultant hereby accepts such engagement, as an independent contractor to provide certain services to the Company on the terms and conditions set forth in this Agreement.

1.2 Consultant shall assist with certain transition and advisory work in connection with the Business Combination Agreement (the “Business Combination Agreement”), by and among Signing Day Sports, Inc. (“Signing Day Sports”), the Company, BCDI Merger Sub I Inc., BCDI Merger Sub II LLC, and One Blockchain LLC (“One Blockchain”), as amended from time to time (the “Business Combination”) (the “Services”).

1.3 The Company does not and shall not control or direct the manner or means by which Consultant performs the Services, including but not limited to the time and place Consultant perform the Services.

1.4 The Company shall provide Consultant with access to its premises, materials, information, and systems to the extent necessary for the performance of the Services.

1.5 Consultant shall comply with all reasonable rules and procedures communicated to Consultant in writing by the Company, including those related to safety, security, and confidentiality.

2. Term. The term of this Agreement shall be thirty-six (36) months commencing on March 16, 2026 and shall end on March 15, 2029, unless earlier terminated in accordance with Section 8 (the “Term”). Any extension of the Term will be subject to mutual written agreement between Consultant and the Company.

3. Fees and expenses.

3.1   As compensation for the Services and the rights granted to the Company in this Agreement, the Company shall pay Consultant a fee of $887,000 (the “Fee”). Consultant acknowledges that Consultant will receive an IRS Form 1099 from the Company, and that Consultant shall be solely responsible for all federal, state, and local taxes.

3.2   $837,000 of the Fee shall be paid to Consultant via wire transfer of immediately available funds to an account designated in writing by Consultant within one (1) business day of the date of this Agreement. The remaining $50,000 of the Fee (the “Reserved Fee Portion”) shall be placed in an interest-bearing escrow account to be used in connection with any Outstanding Liabilities (as defined herein), any remaining portion of which shall be paid to Consultant within ninety (90) days following the Closing of the Business Combination, subject to any clawback or repayment obligations provided for in Section 8.3. Notwithstanding the foregoing, if any Outstanding Liability is in dispute at such time, such amount in dispute will remain in the escrow account until final resolution of the dispute as set forth in Sections 8.3(d) and 12 hereof.

3.3   The Company shall be responsible for any reasonable, preapproved travel or other reasonable, preapproved costs or expenses incurred by Consultant in connection with the performance of the Services. Consultant must seek approval from the Company in advance of incurring any expenses in order for such expenses to be reimbursed by the Company.

4. Relationship of the parties.

4.1   Consultant is an independent contractor of the Company, and this Agreement shall not be construed to create any association, partnership, joint venture, employment, or agency relationship between Consultant and the Company for any purpose. Consultant has no authority (and shall not hold himself out as having authority) to bind the Company and Consultant shall not make any agreements or representations on the Company’s behalf without the Company’s prior written consent.

4.2   Without limiting Section 4.1, Consultant will not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits, or any other fringe benefits or benefit plans offered by the Company to its employees, and the Company will not be responsible for withholding or paying any income, payroll, Social Security, or other federal, state, or local taxes, making any insurance contributions, including for unemployment or disability, or obtaining workers’ compensation insurance on Consultant’s behalf. Consultant shall be solely responsible for, and shall indemnify the Company against, all such taxes or contributions, including penalties and interest. Any persons employed or engaged by Consultant in connection with the performance of the Services shall be Consultant’s employees or contractors and Consultant shall be fully responsible for them and indemnify the Company against any claims made by or on behalf of any such employee or contractor.

5. Intellectual property rights.

5.1   All documents, work product, and other materials that are delivered under this Agreement and all other writings, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, and materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, modified, conceived, or reduced to practice in the course of performing the Services ( “Work Product”), and all patents, copyrights, trademarks (together with the goodwill symbolized thereby), trade secrets, know-how, and other confidential or proprietary information, and other intellectual property rights (collectively “Intellectual Property Rights”) therein, shall be owned exclusively by the Company.

5.2   Consultant shall not disclose to any third party the nature or details of any Work Product inventions without the prior written consent of the Company. Any patent application for or application for registration of any Intellectual Property Rights in any Work Product that Consultant may file during the Term or thereafter will belong to the Company, and Consultant hereby irrevocably assigns to the Company, for no additional consideration, Consultant’s entire right, title, and interest in and to such application, all Intellectual Property Rights disclosed or claimed therein, and any patent or registration issuing or resulting therefrom.

5.3   As between Consultant and the Company, the Company is, and will remain, the sole and exclusive owner of all right, title, and interest in and to any documents, specifications, data, know-how, methodologies, software, and other materials provided to you by the Company (“Company Materials”), and all Intellectual Property Rights therein. Consultant has no right or license to reproduce or use any Company Materials except solely during the Term to the extent necessary to perform Consultant’s obligations under this Agreement. All other rights in and to the Company Materials are expressly reserved by the Company. Consultant has no right or license to use the Company’s trademarks, service marks, trade names, logos, symbols, or brand names without its prior written consent.

6. Confidentiality.

6.1   Consultant acknowledges that Consultant will have access to information that is treated as confidential and proprietary by the Company, whether spoken, written, printed, electronic, or in any other form or medium (collectively, the “Confidential Information”). Any Confidential Information that Consultant accesses or develops in connection with the Services, including but not limited to any Work Product, shall be subject to the terms and conditions of this clause. Consultant agrees to treat all Confidential Information as strictly confidential, not to disclose Confidential Information or permit it to be disclosed, in whole or part, to any third party without the prior written consent of the Company in each instance, and not to use any Confidential Information for any purpose except as required in the performance of the Services. Consultant shall notify the Company immediately in the event Consultant become aware of any loss or disclosure of any Confidential Information.

6.2   Confidential Information shall not include information that:

(a) is or becomes generally available to the public other than through Consultant’s breach of this Agreement; or

(b) is communicated to Consultant by a third party that had no confidentiality obligations with respect to such information.

6.3 Nothing herein shall:

(a) be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order; or

(b) prohibit or restrict Consultant (or Consultant’s attorney) from initiating communications directly with, responding to an inquiry from, providing testimony before, or otherwise participating in any investigation or proceeding conducted by the Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority (“FINRA”), any other self-regulatory organization, or any other federal or state regulatory authority regarding possible securities law violations without the need for permission from or notice to the Company.

6.4 Notice of Immunity Under the Defend Trade Secrets Act of 2016 (“DTSA”). Notwithstanding any other provision of this Agreement:

(a) Consultant will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(i) is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or

(ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(b) If Consultant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Consultant may disclose the Company’s trade secrets to Consultant’s attorney and use the trade secret information in the court proceeding if Consultant:

(i) files any document containing the trade secret under seal; and

(ii)   does not disclose the trade secret, except pursuant to court order.

7. Representations and warranties.

7.1   Consultant represents and warrants to the Company that:

(a) Consultant has the right to enter into this Agreement, to grant the rights granted herein, and to perform fully all of Consultant’s obligations in this Agreement;

(b) Consultant’s entering into this Agreement with the Company and Consultant’s performance of the Services do not and will not conflict with or result in any breach or default under any other agreement to which Consultant is subject;

(c) Consultant shall not enter into any other independent contractor, employment or business relationship that impairs Consultant’s ability to perform Consultant’s obligations under this Agreement. Consultant agrees and represents that Consultant will devote such time, attention and energy as is necessary to provide the Services to the Company as required by this Agreement;

(d) Consultant has the required skill, experience, and qualifications to perform the Services, Consultant shall perform the Services in a professional and workmanlike manner in accordance with generally recognized industry standards for similar services, and Consultant shall devote sufficient resources to ensure that the Services are performed in a timely and reliable manner;

(e) Consultant shall perform the Services in compliance with all applicable federal, state, and local laws and regulations, including by maintaining all licenses, permits, and registrations required to perform the Services; and

(f)   the Company will receive good and valid title to all Work Product, free and clear of all encumbrances and liens of any kind.

7.2   The Company hereby represents and warrants to Consultant that:

(a) it has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder; and

(b) the execution of this Agreement by its representative whose signature is set forth at the end of this Agreement has been duly authorized by all necessary corporate action.

8. Termination.

8.1   During the Term, the Company shall not terminate this Agreement without Cause, which shall mean (a) Consultant’s willful misconduct or gross negligence in the performance of his duties; (b) material breach of any provision of this Agreement; (c) conviction of, or plea of guilty or no contest to, a felony or crime involving moral turpitude; (d) dishonesty, fraud, or misappropriation of the Company’s property; or (e) repeated failure to perform the Services after written notice and a reasonable opportunity to cure. Consultant may terminate this Agreement for Good Reasons, which shall mean the occurrence of any of the following events without Consultant’s prior written consent: (a) a material reduction in Consultant’s compensatory Fee or a material delay in the payment of such Fee as described in Section 3 of this Agreement; (b) a request for Consultant to materially deviate from the Services to be rendered by Consultant; (c) a material breach by the Company of any provision of this Agreement; or (d) any other action or inaction by the Company that materially and adversely affects Consultant’s ability to perform the Services under this Agreement, provided that Consultant gives written notice to the Company of the event constituting Good Reasons and the Company fails to cure such event within ten (10) days of receiving such notice.

8.2   Notwithstanding any termination of this Agreement by the Company, whether with or without Cause, or any termination of this Agreement by Consultant, whether for or not for any Good Reasons, Consultant shall be entitled to receive the Fee provided for hereunder, and the Company shall have no right hereunder to any withholding or repayment of the Fee or any portion of the Fee, subject, in each case, to any amounts required to be withheld or repaid under applicable law or Section 8.3 hereof.

8.3   Notwithstanding anything in Section 8.2 to the contrary, and subject to the limitations set forth in this Section 8.3, the Company shall be entitled to repayment of a portion of the Fee in an amount equal to the portion of the Fee that is attributable to an Outstanding Liability (as defined below), subject to the following conditions and limitations:

(a) Definition of Outstanding Liability. For purposes of this Section 8.3, “Outstanding Liability” means: (a) a liability of Signing Day Sports that (i) existed or arose prior to the closing of the Business Combination, (ii) was not disclosed in the disclosure schedules, financial statements, or other documents delivered by Signing Day Sports or One Blockchain in connection with the Business Combination Agreement, and (iii) is material, meaning such liability, individually or in the aggregate with all other Outstanding Liabilities, exceeds Five Thousand Dollars ($5,000); and/or (b) a liability of Signing Day Sports incurred in the ninety (90)-day period following the closing of the Business Combination, which liability is incurred in connection with any activities related to Signing Day Sports, including but not limited to any costs, expenses, or liabilities incurred in connection with the termination of employment of any employees or service providers of Signing Day Sports (including any severance paid to such employees or service providers).

(b) Cap on Repayment. In no event shall the aggregate amount of all repayments required of Consultant under this Section 8.3 exceed Consultant's Pro Rata Portion (as defined in Section 8.3(e)) of the Outstanding Liabilities, and in no event shall such aggregate amount exceed the Fee actually received by Consultant.

(c) Time Limitation. The Company must deliver an Outstanding Fee Notice (as defined below) to Consultant no later than twelve (12) months following the closing of the Business Combination. Any claim for payment under this Section 8.3 not asserted by the Company within such twelve (12)-month period shall be forever waived and released.

(d) Notice and Dispute Procedure. Before any repayment obligation arises under this Section 8.3, the Company shall deliver to Consultant a written notice (an “Outstanding Fee Notice”) that (i) identifies in reasonable detail the Outstanding Liability giving rise to the repayment claim, (ii) specifies the amount of repayment sought, and (iii) includes reasonable supporting documentation. Consultant shall have ten (10) days following receipt of the Outstanding Fee Notice (the “Dispute Period”) to deliver a written objection to the Company, setting forth in reasonable detail the basis for Consultant’s dispute. If Consultant timely delivers a written objection, the parties shall negotiate in good faith for a period of fifteen (15) days to resolve such dispute. If the parties are unable to resolve the dispute within such fifteen (15)-day period, either party may submit the dispute for resolution in accordance with Section 12 of this Agreement. No repayment obligation shall be due or payable until (the “Repayment Deadline”) the later of: (A) the expiration of the Dispute Period without written objection from Consultant, or (B) final resolution of any dispute, whether by mutual agreement or by a court of competent jurisdiction. The Parties may agree to forego this Notice and Dispute Procedure in the event that Consultant agrees that any Outstanding Liability exists.

(e) Pro Rata Allocation and Payment of Outstanding Liabilities. Any Outstanding Liability shall be allocated among Consultant and each other consultant party to an Executive Consulting Agreement, dated as of the date hereof, to which the Company is a party (each, an “Other Consulting Agreement”), on a pro rata basis determined by dividing the Fee by the sum of the Fee and the “Fee” (as defined in each Other Consulting Agreement) payable under all Other Consulting Agreements (such quotient, the “Pro Rata Portion”). Any amount owed by Consultant in respect of an Outstanding Liability shall be limited to Consultant's Pro Rata Portion of such Outstanding Liability and shall be paid first from the Reserved Fee Portion (if any remains in escrow pursuant to Section 3.2). To the extent that Consultant's Pro Rata Portion of any Outstanding Liabilities exceed the amount of the Reserved Fee Portion, or to the extent any Outstanding Liability becomes due after the Reserved Fee Portion has been paid to Consultant, Consultant unconditionally, personally, and individually, guarantees to pay to the extent of Consultant's Pro Rata Portion of such additional Outstanding Liabilities to the Company within five (5) business days of the Repayment Deadline.

(f) Preservation of Fee Rights. For the avoidance of doubt, except to the extent of any repayment obligation determined in accordance with this Section 8.3, Consultant’s right to the Fee under Section 8.2 shall remain in full force and effect, and the Company shall have no other right to claw back, withhold, or offset any portion of the Fee. Consultant agrees to repay any Outstanding Liability that becomes due in accordance with the terms of this Section, whether such Outstanding Liability becomes due prior to or following payment of the Reserved Fee Portion to Consultant pursuant to the terms of Section 3.2, subject in all cases to Consultant’s Pro Rata Portion.

8.4 The terms and conditions of this clause shall survive the expiration or termination of this Agreement.

9. Assignment. Consultant may not assign Consultant’s rights or obligations under this Agreement without the prior written consent of the Company. This Agreement and all rights hereunder may be assigned by the Company, its affiliates, subsidiaries, successors and assigns.

10. Remedies. In the event either Party breaches or threatens to breach any provisions of this Agreement, each Party hereby acknowledges and agrees that money damages would not afford an adequate remedy and that the other Party shall be entitled to seek a temporary or permanent injunction or other equitable relief restraining such breach or threatened breach from any court of competent jurisdiction without the necessity of showing any actual damages. Any equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

11. Indemnification. Consultant agrees to indemnify, defend and hold harmless, at its cost, the Company, its subsidiaries, affiliates, and their officers, agents, directors, employees and subcontractors against any and all liability, payments, damages, costs, attorneys’ fees and expenses from any asserted or threatened claims or causes of action of whatever nature: (i) arising out of the acts or omissions of Consultant and not solely caused by the acts or omissions of the Company’s agents, personnel, representatives, or employees, in connection with Consultant’s performance of its obligations hereunder; or (ii) as a result of (A) any failure of Consultant to withhold any required amounts paid to Consultant or (B) any failure of Consultant or the Company to pay in a timely manner any income, employment or other taxes (other than the portion of payroll taxes typically paid by an employer) required to be paid by either Party as a result of any adjudication by the Internal Revenues Service, or other entity of appropriate jurisdiction, finding that the Consultant should be treated, for tax purposes, as an employee of the Company, or one of its subsidiaries or affiliates. Unless the Company requests otherwise, Consultant shall have the obligation to control the defense, negotiation and settlement of any claim for which Contractor has the obligation to provide indemnification.

12. Governing law, jurisdiction, and venue. This Agreement and all related documents, including all schedules attached hereto and all matters arising out of or relating to this Agreement and the Services provided hereunder, whether sounding in contract, tort, or statute, for all purposes shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any conflict of laws principles that would cause the laws of any other jurisdiction to apply. Each party hereto irrevocably consents to the jurisdiction of the courts of New York State or the Southern District of New York of U.S. federal courts, in either case, located in the borough of Manhattan in New York City in connection with any action, suit or other proceeding arising out of or relating to this Agreement or any action taken or omitted hereunder, and waives any claim of forum non conveniens and any objections as to laying of venue.

13. Miscellaneous.

13.1   Consultant shall not export, directly or indirectly, any technical data acquired from the Company, or any products utilizing any such data, to any country in violation of any applicable export laws or regulations.

13.2   All notices, requests, consents, claims, demands, waivers, and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the Parties at the addresses set forth on the signature page of this Agreement (or to such other address that may be designated by the receiving party from time to time in accordance with this Section). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees prepaid), email, or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only if: (a) the receiving party has received the Notice; and (b) the party giving the Notice has complied with the requirements of this Section.

13.3   This Agreement, together with any other documents incorporated herein by reference and related exhibits and schedules, constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

13.4   This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto, and any of the terms thereof may be waived, only by a written document signed by each party to this Agreement or, in the case of waiver, by the party or parties waiving compliance.

13.5   If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

13.6   This Agreement may be executed in multiple counterparts and by electronic signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the date first set forth above.

BlockchAIn Digital Infrastructure, Inc.

BY:	/s/ Jerry Tang
Name:	Jerry Tang
Title:	CEO
Address for notice:

Daniel Nelson

BY:	/s/ Daniel Nelson
Name:	Daniel Nelson
Address for notice: